Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings Per Share of $0.89 and $3.73 Excluding Unusual Items; Outlines Transformation Strategy and Key Executive Appointments

NEW YORK--(BUSINESS WIRE)--July 30, 2013--Coach, Inc. (NYSE: COH)(SEHK: 6388), a leading New York design house of modern luxury accessories, today reported net sales of $1.22 billion for its fourth fiscal quarter ended June 29, 2013, compared with $1.16 billion reported in the same period of the prior year, an increase of 6%. On a constant currency basis sales rose 9% for the quarter. Net income for the quarter totaled $254 million, with earnings per diluted share of $0.89, excluding unusual items. This compared to net income of $251 million and earnings per diluted share of $0.86, in the prior year’s fourth quarter. Reported net income totaled $221 million with earnings per diluted share of $0.78.

For the fiscal year, net sales rose 7% to $5.08 billion from $4.76 billion the prior fiscal year while net income excluding unusual items increased 3% to $1.07 billion from $1.04 billion. On a constant currency basis sales rose 8% for the year. In addition, diluted earnings per share on a non-GAAP basis rose 6% to $3.73 from $3.53. Reported net income for the year totaled $1.03 billion and earnings per diluted share were $3.61.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. said, “During the fourth quarter we approached double-digit growth in constant currency and continued to gain overall traction on our key strategies supporting our brand transformation. We generated strong international results, leveraged the Men’s opportunity globally, strengthened our digital capabilities and drove excellent initial results in the re-launch of footwear. While we maintained our outstanding profitability levels, we were not satisfied with our performance in the Women’s handbag and accessories category in North America.”

“Fiscal 2013 was also a year of many milestones, including the acquisition of our retail businesses in Malaysia and Korea and the transition of Coach Europe to a directly operated business just after the close of the year. During fiscal 2013, our Men’s business grew nearly 50% to over $600 million at retail. In China, our fastest growing market, sales grew 40% and totaled about $430 million. We also continued to make significant strides in strengthening our senior creative team.”

For the quarter, on a non-GAAP basis, operating income totaled $371 million, essentially even with the year-ago period, while operating margin was 30.3% versus 32.1%. During the quarter, gross profit rose 6% to $892 million from $838 million reported a year ago, while gross margin was 73.0% versus 72.6%. SG&A expenses, as a percentage of net sales, totaled 42.6%, compared to the 40.5% reported in the year-ago quarter, reflecting the acquisition of retail businesses in Asia earlier in the year.

For the quarter, reported operating income totaled $318 million, while operating margin was 26.0%. Gross profit was $887 million, while gross margin was 72.6%. SG&A expenses, as a percentage of net sales, totaled 46.6%. On a reported basis, operating income for the fourth quarter of FY12 was $352 million with a 30.4% margin and the SG&A expense ratio was 42.1%.

For the full year FY13, on a non-GAAP basis, operating income totaled $1.58 billion, 2% above the $1.55 billion reported in the year ago period, while operating margin was 31.1% versus 32.6%. During the year, gross profit rose 7% to $3.70 billion from $3.47 billion a year ago. Gross margin was 73.0% versus 72.8% a year ago. SG&A expenses, as a percentage of net sales, totaled 41.9%, compared to the 40.2% reported in fiscal 2012.

For the full year FY13, reported operating income totaled $1.52 billion, while operating margin was 30.0%. Gross profit was $3.70 billion, while gross margin was 72.9%. SG&A expenses, as a percentage of net sales, totaled 42.8%. On a reported basis, operating income for the fiscal year 2012 was $1.51 billion with a 31.7% margin and the SG&A expense ratio was 41.0%.

During the fourth quarter of FY13, the company recorded charges of $53 million for unusual items. These consisted primarily of corporate restructuring severance-related expenses, impairment charges related to retail stores as well as a write down of a small amount of inventory. In aggregate, these actions increased the company’s SG&A expenses by $48 million and cost of sales by $5 million in the period, negatively impacting earnings by $33 million after tax or $0.11 per diluted share. Taken together, the company expects to capture over $50 million in annual savings related to these measures.

The company announced that it has entered into a binding agreement to sell the Reed Krakoff business to a group led by Mr. Krakoff. The sale is anticipated to close in the first quarter of FY14. Mr. Krakoff will depart the company upon the sale of the business. The company does not believe this transaction will have a material impact to its first quarter FY14.

Jane Hamilton Nielsen, Executive Vice President and Chief Financial Officer of Coach, Inc. added, “These restructuring actions will drive efficiencies across our business by streamlining our organization and leveraging our global capabilities and technology. In addition, these savings will, in part, fund key initiatives related to our transformation, notably increases in brand support. At the same time, our strong balance sheet and substantial operating cash flow will allow us to continue to return capital to shareholders through dividends and share repurchases while reinvesting and growing the Coach brand globally.”

The company had previously announced that during fiscal year 2013, it repurchased and retired over seven million shares of its common stock at an average cost of $56.61, spending a total of $400 million. At the end of the year approximately $1.4 billion remained under the company’s current repurchase authorization.

Fourth fiscal quarter and fiscal year sales results in each of Coach’s primary segments were as follows:

  Total North American sales increased 6% to $825 million from $781 million last year. North American direct sales rose 5% for the quarter with comparable store sales down 1.7%. At POS, sales in North American department stores were slightly above prior year while shipments into this channel also rose.

  For the full year, total North American sales increased 5% to $3.48 billion from $3.32 billion last year. North American direct sales rose 6% for the year with comparable store sales essentially even. At POS, sales in North American department stores were slightly below prior year while shipments into this channel declined modestly.
  International sales increased 7% to $386 million from $362 million last year. On a constant currency basis, sales rose 17% for the quarter. China results continued to be very strong, with total sales growing 35% and comparable store sales rising at a double-digit rate. Shipments into international wholesale accounts rose slightly, while underlying POS sales also rose. In Japan, sales were up 4% versus prior year on a constant-currency basis, while dollar sales declined 15%, reflecting the weaker yen.

  For the full year, international sales rose 10% to $1.54 billion from $1.40 billion generated in fiscal 2012. On a constant currency basis, sales rose 15% for the year. China results were robust, with total sales growing 40% to $430 million and comparable store sales rising at a double-digit rate. Shipments into international wholesale accounts rose modestly, while underlying POS sales also rose. In Japan, sales were essentially even versus prior year on a constant-currency basis, while dollar sales declined 9%, reflecting the weaker yen.

During the fourth quarter of fiscal 2013, the company opened three new North American retail stores and closed four, while opening two factory stores – including a dedicated Men’s store. This brought the total to 351 retail stores and 193 factory stores in North America as of June 29, 2013. In China, we opened eight locations – all on the Mainland – bringing the total to 126. In Japan, seven locations were opened - taking the total to 191 directly-operated locations at the end of the year. In addition, at year-end, the company operated 48 locations in Korea, 27 in Taiwan, ten in Malaysia and seven in Singapore. Shortly after the quarter ended, the company acquired the remaining interest in the Coach Europe joint venture, taking control of 18 locations in the U.K., Spain, Ireland, Portugal, France and Germany.

Victor Luis, President and Chief Commercial Officer of Coach, Inc., added, “As we look forward to FY14, we will further enrich and build out the Coach experience through product, retail environments and marketing. During the holiday season, consumers will see a fuller expression of the Coach brand, with the arrival of a limited edition capsule collection across all product categories. Our intent is to drive brand relevance, building upon our leadership position and laying the foundation for future growth.”

“To that end, we’re particularly enthusiastic about the arrival of Stuart Vevers, our new Executive Creative Director, who will join us in September. Stuart’s broad luxury brand experience and considerable success, focused on leather goods, uniquely qualify him to provide creative leadership in Coach’s next chapter.”

Separately, Mike Tucci, President - North American Group, and Jerry Stritzke, President and Chief Operating Officer, have informed the company of their decisions to leave and will depart Coach at the end of August.

Mr. Frankfort commented, “Mike Tucci and Jerry Stritzke have both been instrumental in the development and execution of Coach’s strategies. Their contributions building Coach into a leading international accessories brand are considerable and we have great admiration and respect for their significant accomplishments.”

Concurrently, the company announced several key executive appointments:

  Francine Della Badia, who is currently Executive Vice President, responsible for all North America Retail Merchandising, Planning and Allocation as well as Coach’s Global Men’s and Factory merchandising, is succeeding Mr. Tucci as President, North America Retail.
  David Duplantis, Executive Vice President, Digital Marketing, is taking on the new role as President of Global Digital and Customer Experience.
  Javan Bunch, Senior Vice President of Licensing will assume the expanded role of Senior Vice President and President, North America Wholesale and Licensed Categories, reporting into Todd Kahn, General Counsel in his expanded role as Executive Vice President, Corporate Affairs.
  Ian Bickley, President, Coach International, is expanding his role to take on responsibility to include all international direct retail businesses as President, International Group.
  Stephanie Stahl, currently Senior Vice President, Strategy and Consumer Insights, is taking on an expanded role as Executive Vice President, Marketing and Strategy.
  Mses. Della Badia and Stahl, along with Messrs. Bickley, Duplantis and Kahn will report to Victor Luis.

Mr. Luis continued, “Our management team is among the best in global retail, and we’re very fortunate to have a deep bench of truly exceptional talent. We’re confident that this new organizational structure – with an intensified focus on our North American business – comprised of proven Coach leaders, will successfully drive Coach’s transformation strategy.”

“It’s important to note that our long-term goals remain unchanged. We’re committed to delivering solid top- and bottom-line growth over our planning horizon, building upon our strong brand and business equities,” Mr. Luis concluded.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, July 30, 2013. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 p.m. (EDT) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, footwear, outerwear, watches, weekend and travel accessories, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," “ahead,” "estimate," "on track," “on course,” “forward to,” “future,” “to lead,” “to provide,” “to delivering,” "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013 for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended June 29, 2013 and June 30, 2012
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		YEAR ENDED
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Net sales	$1,222,688	$1,155,191	$5,075,390	$4,763,180

Cost of sales	335,278	317,044	1,377,242	1,297,102

Gross profit	887,410	838,147	3,698,148	3,466,078

Selling, general and administrative expenses	569,656	486,517	2,173,607	1,954,089

Operating income	317,754	351,630	1,524,541	1,511,989

Interest income (expense), net	1,046	365	2,369	720

Other expense	(1,043)	(1,886)	(6,384)	(7,046)

Income before provision for income taxes	317,757	350,109	1,520,526	1,505,663

Provision for income taxes	96,414	98,679	486,106	466,753

Net Income	$221,343	$251,430	$1,034,420	$1,038,910

Net income per share

Basic	$0.79	$0.88	$3.66	$3.60

Diluted	$0.78	$0.86	$3.61	$3.53

Shares used in computing net income per share

Basic	281,327	286,311	282,494	288,284

Diluted	285,317	291,778	286,307	294,129

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended June 29, 2013 and June 30, 2012
(in thousands, except per share data)
(unaudited)

	June 29, 2013
	GAAP Basis (As Reported)	Restructuring and Transformation (1)	Non-GAAP Basis (Excluding Items)

Gross profit	$887,410	$(4,800)	$892,210

Selling, general and administrative expenses	$569,656	$48,402	$521,254

Operating income	$317,754	$(53,202)	$370,956

Income before provision for income taxes	$317,757	$(53,202)	$370,959

Provision for income taxes	$96,414	$(20,634)	$117,048

Net income	$221,343	$(32,568)	$253,911

Diluted Net income per share	$0.78	$(0.11)	$0.89

	June 30, 2012
	GAAP Basis (As Reported)	Tax Adjustment (2)	Charitable Contribution (2)	Non-GAAP Basis (Excluding Items)

Selling, general and administrative expenses	$486,517	$-	$18,939	$467,578

Operating income	$351,630	$-	$(18,939)	$370,569

Income before provision for income taxes	$350,109	$-	$(18,939)	$369,048

Provision for income taxes	$98,679	$(11,553)	$(7,386)	$117,618

Net income	$251,430	$11,553	$(11,553)	$251,430

Diluted Net income per share	$0.86	$0.04	$(0.04)	$0.86

(1) Charges related to corporate restructuring severance related expenses and impairment charges related to retail stores and inventory.

(2) Charitable contributions precisely offset the benefit of the tax settlement to net income and earnings per share.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended June 29, 2013 and June 30, 2012
(in thousands, except per share data)
(unaudited)

	June 29, 2013
	GAAP Basis (As Reported)	Restructuring and Transformation (1)	Non-GAAP Basis (Excluding Items)

Gross profit	$3,698,148	$(4,800)	$3,702,948

Selling, general and administrative expenses	$2,173,607	$48,402	$2,125,205

Operating income	$1,524,541	$(53,202)	$1,577,743

Income before provision for income taxes	$1,520,526	$(53,202)	$1,573,728

Provision for income taxes	$486,106	$(20,634)	$506,740

Net income	$1,034,420	$(32,568)	$1,066,988

Diluted Net income per share (3)	$3.61	$(0.11)	$3.73

	June 30, 2012
	GAAP Basis (As Reported)	Tax Adjustment (2)	Charitable Contribution (2)	Non-GAAP Basis (Excluding Items)

Selling, general and administrative expenses	$1,954,089	$-	$39,209	$1,914,880

Operating income	$1,511,989	$-	$(39,209)	$1,551,198

Income before provision for income taxes	$1,505,663	$-	$(39,209)	$1,544,872

Provision for income taxes	$466,753	$(23,917)	$(15,292)	$505,962

Net income	$1,038,910	$23,917	$(23,917)	$1,038,910

Diluted Net income per share	$3.53	$0.08	$(0.08)	$3.53

(1) Charges related to corporate restructuring severance related expenses and impairment charges related to retail stores and inventory.

(2) Charitable contributions precisely offset the benefit of the tax settlement to net income and earnings per share.

(3) Does not foot across due to rounding.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 29, 2013 and June 30, 2012
(in thousands)
(unaudited)

	June 29,	June 30,
	2013	2012
ASSETS

Cash, cash equivalents and short term investments	$1,134,891	$917,215
Receivables	175,477	174,462
Inventories	524,706	504,490
Other current assets	235,873	208,361

Total current assets	2,070,947	1,804,528

Property and equipment, net	694,771	644,449
Other noncurrent assets	766,179	655,344

Total assets	$3,531,897	$3,104,321

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$178,857	$155,387
Accrued liabilities	543,153	540,398
Current portion of long-term debt	500	22,375

Total current liabilities	722,510	718,160

Long-term debt	485	985
Other liabilities	399,744	392,245

Stockholders' equity	2,409,158	1,992,931

Total liabilities and stockholders' equity	$3,531,897	$3,104,321

CONTACT:
Coach
Analysts & Media:
SVP Investor Relations and Corporate Communications
Andrea Shaw Resnick, 212-629-2618